Filed Pursuant to Rule 433
Registration No. 333-134553

Lehman Brothers Holdings Inc.

3M LIBOR Floating Rate Notes due May 25, 2010

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1/A+/A+
Principal Amount:	$2,750,000,000.00
Security Type:	Senior Medium Term Notes
Legal Format:	SEC Registered
Issue Price:	100% of principal amount
Settlement Date:	May 25, 2007
Maturity Date:	May 25, 2010
Coupon:	3-month LIBOR (Reuters Screen LIBOR01 Page) plus 0.14%
Interest Payment Dates:	Quarterly on the 25th of each February, May, August and November commencing on August 27, 2007 (since August 25 is not a business day)
Interest Determination Dates:	Two London business days prior to the first day of the relevant interest period
Day Count	Actual/360
Business Day Convention:	Modified Following, Adjusted
CUSIP:	52517P2K6
Denominations:	$1,000
Underwriters:	Lehman Brothers 98% (bookrunner)
Citi (1%)
Williams Capital Group, L.P. (1%)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.